Exhibit 10.40

ADDENDUM TO PROMISSORY NOTE

of April 1, 2003

Las Vegas, Nevada

As a provision of this Note, it is the expressed intent of the Holder to provide sufficient funds to MediCor Ltd. to pay for shortfalls in cash caused by the operating activities of MediCor Ltd.  This commitment to fund operating shortfalls extends to July 1, 2007, at which time the Holder and MediCor Ltd. shall have the option of renegotiating, terminating, or extending the terms and conditions of this Note.

MediCor Ltd.,
a Delaware corporation

By:	/s/ Theodore R. Maloney

Its:	Chief Executive Officer

Date:	August 24, 2006

International Integrated Industries, LLC
Holder

By:	/s/ Donald K. McGhan

Its:	Managing Member

Date:	August 24, 2006